Exhibit 5

[FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. LETTERHEAD]

January 23, 2007

Fairchild Semiconductor International, Inc.

82 Running Hill Road

South Portland, ME 04106

Gentlemen and Ladies:

As the General Counsel to Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”), I am familiar with the registration statement on Form S-8 being filed today by the Company with the Securities and Exchange Commission relating to 135,000 shares (the “Shares”) of the Company’s Common Stock to be issued pursuant to a non-plan stock option agreement (the “Stock Option Agreement”), a non-plan performance unit award agreement (the “PU Award Agreement”) and a non-plan restricted stock unit award agreement (the “RSU Award Agreement”, and together with the Stock Option Agreement and the PU Award Agreement, the “Equity Agreements”) between the Company and its executive vice president and chief financial officer, and the corporate authorizations related thereto.

It is my opinion that the Shares, when issued and sold hereafter in accordance with the provisions of the Equity Agreements, in accordance with Delaware law and upon payment of the price for the Shares as contemplated by the Stock Option Agreement and satisfaction of the other conditions set forth in the Equity Agreements, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as Exhibit 5 of the above-referenced registration statement and the prospectus that forms a part thereof. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Paul D. Delva
Paul D. Delva
Senior Vice President, General Counsel
and Secretary